UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2025

Curbline Properties Corp.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-42265	93-4224532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Park Avenue
New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 755-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CURB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2025, Curbline Properties Corp. (the “Company”) and its subsidiary, Curbline Properties LP (the “Operating Partnership”), entered into a Note and Guaranty Agreement (the “Note Agreement”) in connection with a private placement of $150 million of the Operating Partnership’s unsecured senior notes (the “Notes”), consisting of (i) $100 million aggregate principal amount of 5.58% unsecured senior notes due September 3, 2030 and (ii) $50 million aggregate principal amount of 5.87% unsecured senior notes due September 3, 2032, to a group of institutional investors. The Operating Partnership also entered into an interest rate lock agreement resulting in a 5.79% effective interest rate on the notes due September 3, 2032 and a weighted average coupon of 5.65%.

The Notes bear interest on the outstanding principal balance at the stated rates per annum from the date of issuance, payable semi-annually in arrears on March 3 and September 3 of each year, until such principal becomes due and payable. The entire unpaid principal balance of each Note shall be due and payable on the maturity date thereof. The Notes are senior unsecured obligations of the Operating Partnership and rank equal in right of payment with all other senior unsecured indebtedness of the Operating Partnership. The Notes are unconditionally guaranteed by the Company.

The Operating Partnership will be permitted to prepay the outstanding Notes in whole or in part, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding, at any time at (i) 100% of the principal amount so prepaid, plus (ii) the Make-Whole Amount, which is equal to the excess, if any, of the discounted value of the remaining scheduled principal and interest payments with respect to the Notes being prepaid over the principal amount of such Notes. If a change in control occurs for the Company, the Operating Partnership must offer to prepay the outstanding Notes. The prepayment amount will be 100% of the principal amount, as well as accrued and unpaid interest but without any Make-Whole Amount.

The Note Agreement contains certain customary covenants including, among other things, a maximum total leverage ratio, a maximum secured leverage ratio, a maximum unencumbered leverage ratio, a minimum fixed charge coverage ratio and a minimum unsecured interest coverage ratio.

The sale and purchase of the Notes is scheduled to occur on September 3, 2025, subject to customary closing conditions. The Operating Partnership intends to use the net proceeds from the issuance of the Notes for general corporate purposes, including funding future acquisitions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing description of the Note Agreement and the Notes does not purport to be complete and is qualified in its entirety by reference to the Note Agreement (including the form of note), attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

Exhibit	Description
10.1	Note and Guaranty Agreement, dated June 26, 2025, by and among Curbline Properties Corp., Curbline Properties LP and the purchasers named therein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURBLINE PROPERTIES CORP.

Date:	June 26, 2025	By:	/s/ Lesley H. Solomon
Name: Lesley H. Solomon Title: Executive Vice President, General Counsel and Secretary